                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549

                                     FORM 15


         Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934
                 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                   Commission File Number 0-9900
                                                                          ------

                                HBO & Company
               (Exact name of registrant as specified in its charter)

          301 Perimeter Center North, Atlanta, Georgia 30346 (770) 393-6000

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, $.05 Par Value
                 (Title of each class of securities covered by this Form)

                                       None
               (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)    [ ]
      Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6              [ ]
      Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date: None; Pursuant to a merger of a wholly-owned subsidiary of
             ------------------------------------------------------------
McKesson Corporation with and into Registrant, Registrant has become
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a wholly-owned subsidiary of McKesson Corporation.
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     Pursuant to the requirements of the Securities Exchange Act of 1934, HBO
& Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January 12, 1999


                                  BY: /s/ Jay M. Lapine
                                      ---------------------------------------
                                      Jay M. Lapine
                                      Senior Vice President, General Counsel
                                      and Secretary